Exhibit 3.1.8

WHITESTONE REIT
ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The declaration of trust (the “Declaration of Trust”) of Whitestone REIT, a Maryland real estate investment trust (the “Trust”), is hereby amended by deleting Section 5.2 of Article V in its entirety and inserting the following:

Section 5.2     Number and Classification. The number of Trustees (hereinafter the “Trustees”) is currently seven (7), but such number may hereafter be increased or decreased pursuant to the Bylaws. Notwithstanding the foregoing, if for any reason any or all of the Trustees cease to be Trustees, such event shall not terminate the Trust or affect the Declaration of Trust or the powers of the remaining Trustees.

The Trustees may increase the number of Trustees and fill any vacancy, whether resulting from an increase in the number of Trustees or otherwise, on the Board of Trustees in the manner provided in the Bylaws. Election of Trustees by shareholders shall require the vote and be in accordance with the procedures set forth in the Bylaws. It shall not be necessary to list in the Declaration of Trust the names and addresses of any Trustees hereinafter elected.

The Trustees (other than any Trustee elected solely by holders of one or more classes or series of Preferred Shares, as hereinafter defined) are currently classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible, such that at each annual meeting of shareholders, the successors to the class of Trustees whose term expires at such meeting are elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors are duly elected and qualify.  The name of each of the current seven Trustees, his or her class and the year in which his or her current term shall expire at the annual meeting of shareholders and upon the election and qualification of his or her successor are:

Trustee	Class	Year in Which Term to Expire
Paul T. Lambert	I	2022
David F. Taylor	I	2022
Donald F. Keating	II	2020
Najeeb A. Khan	II	2020
Nandita V. Berry	III	2021
Jack L. Mahaffey	III	2021
James C. Mastandrea	III	2021

Commencing at the 2020 annual meeting of shareholders, the Trustees (other than any Trustee elected solely by holders of one or more classes or series of Preferred Shares) shall be elected as follows: (i) at the 2020 annual meeting of shareholders, each Trustee who shall be elected to succeed a Trustee with a term expiring at the 2020 annual meeting of shareholders and upon the election and qualification of his successor shall be elected annually and shall serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualifies; (ii) at the 2021 annual meeting of shareholders, each

Trustee who shall be elected to succeed a Trustee with a term expiring at the 2021 annual meeting of shareholders (including, for the avoidance of doubt, those Trustees elected at the 2020 annual meeting of shareholders) and upon the election and qualification of his or her successor shall be elected annually and shall serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualifies; and (iii) at and after the 2022 annual meeting of shareholders, the Trustees shall no longer be classified, with respect to the terms for which they severally hold office, and each Trustee (including, for the avoidance of doubt, those Trustees elected at the 2021 annual meeting of shareholders) shall be elected annually and shall serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualifies.

SECOND: The amendment to the Declaration of Trust as set forth above has been duly advised by the Board of Trustees of the Trust and approved by the shareholders of the Trust as required by law.

THIRD: These Articles of Amendment shall be effective upon filing with the State Department of Assessments and Taxation of Maryland.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the trust act of the Trust and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Secretary on this 20th day of May, 2019.

ATTEST:	WHITESTONE REIT

By: /s/ John J. Dee	By: /s/ James C. Mastandrea (SEAL)
Name: John J. Dee	Name: James C. Mastandrea
Title: Secretary	Title: Chairman and Chief Executive Officer